UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2012

DARA BioSciences, Inc.
      (Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 21, 2012, DARA BioSciences, Inc, (the “Company”) received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) indicating that, for the last 30 consecutive business days, the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Marketplace Rule 5550(a)(2).

In accordance with Marketplace Rule 5550(a)(2), the Company has 180 calendar days, or until November 19, 2012, to regain compliance with the minimum $1.00 price per share requirement.  To regain compliance, anytime before November 19, 2012, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days.  NASDAQ’s notification letter has no effect on the listing of the Company’s common stock at this time.

On November 19, 2012, if the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 5505, except for the minimum bid price requirement, it may be provided with an additional 180 calendar day compliance period to demonstrate compliance.  If the Company is not eligible for an additional compliance period at that time, NASDAQ will provide the Company with written notification that its common stock will be delisted.  Upon such notice, the Company may appeal the NASDAQ Staff’s determination to a Nasdaq Listing Qualifications Panel, pursuant to the procedures set forth in the applicable NASDAQ Marketplace Rules.  There can be no assurance that, if the Company appeals the NASDAQ Staff’s determination, such appeal would be successful.

The Company is currently evaluating its alternatives to resolve this listing deficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

Dated: May 25, 2012	By:	/s/ David J. Drutz
Name: David J. Drutz
Title: Chief Executive Officer